UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
July 15, 2011

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On July 15, 2011, the Company’s Board of Directors approved a share-based compensation plan that will allow certain members of the Company’s executive team and other members of senior management, including direct-office general managers and leaders of the company’s practices, to receive shares of the Company’s common stock if price targets are met within a specified time period.  The Company believes that this program will increase shareholder value as shares will only be awarded to participants if the Company’s share price increases significantly over time.  The award has a price target of $17.00 per share.  Participants may earn 100 percent of the award if the share price target is met within three years of the grant date and only 50 percent of the award if the share price target is met within five years of the grant date.  If the share price is not met within five years of the grant date, no shares are awarded.

Under the terms of this share-based compensation award, the target number of shares to be received by the Company’s officers is as follows:

M. Sean Covey	44,118
Shawn D. Moon	44,118
C. Todd Davis	26,471
Stephen D. Young	24,632

                           The total amount of the award to all participants, including the above-listed officers, is 308,569 shares.

(b)
As Stephen R. Covey, Vice Chairman and Board Member of Franklin Covey Co., approaches his 80th year, he is increasingly experiencing age-related health challenges. As a consequence, on July 20, 2011, it was determined he will not stand for re-election to the Board of Directors of Franklin Covey Co. (the Company) at the Company’s annual meeting of shareholders expected to be held in January 2012.  A statement from Stephen R. Covey to the Company regarding his health and future plans has been filed as exhibit 99.1 attached hereto.

Item 9.01           Financial Statements and Exhibits

(d)	Exhibits
99.1	Statement from Stephen R. Covey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	July 20, 2011	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer